PRESS RELEASE

                                               Contact:
                                               Mark Maddocks
                                               Vice President-Finance, CFO
                                               609-799-0071
                                               info@dataram.com



            DATARAM REPORTS FISCAL 2007 FOURTH QUARTER AND FISCAL YEAR
                                FINANCIAL RESULTS

   Board of Directors Declares Regular Quarterly $0.06 Per Share Dividend

PRINCETON, N.J. May 30, 2007 Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal fourth quarter and full year ended April 30, 2007. Revenues for the quarter were $8.8 million, which compares to $8.8 million for the fourth quarter of the prior fiscal year. Revenues for fiscal 2007 totaled $38.4 million versus $41.8 million for the prior fiscal year. Prior fiscal year's revenues included $3.0 million from sales to one OEM customer with whom the Company no longer transacts business.

Robert V. Tarantino, Dataram's chairman and CEO commented, "Our strategy of expanding our customer base by focusing on creating demand at the source with value added resellers and end users is working and we are confident that we will achieve further success with this model in the upcoming year. However, in the fourth quarter, revenues came under pressure as our average selling prices were lower by approximately 13 percent from third quarter levels primarily due to the well publicized decline in the price of DRAM chips. In order to better align our costs with our revenues, we initiated a reduction in our cost structure in the fourth quarter. We reduced our workforce by approximately 14 percent, which resulted in a pretax charge of $320,000 in the fourth quarter that consists primarily of a provision for severance payments. Of this amount, $55,000 has been charged to cost of sales and $265,000 has been charged to selling, general and administrative expense in the Company's fourth quarter consolidated statements of operations. The operational efficiencies achieved by this action are expected to generate approximately $900,000 in annual cost savings."

Gross margins for the fourth quarter and fiscal year averaged 24 percent and 23 percent, respectively, which is within what the Company considers its normal range. The Company considers gross margins of 25 percent, plus or minus 3 percent, normal.

Fourth quarter and twelve month expenses of the current fiscal year include $94,000 and $440,000, respectively, of non cash stock option expense compared to zero in the prior year comparable periods. The Company was required to commence expensing stock options at the beginning of the current fiscal year.

The Company incurred a net loss of $308,000 or $0.04 per share for the fourth quarter of fiscal 2007, which includes the pretax charges of $320,000 for severances and $94,000 of stock option expense. This compares to net earnings of $83,000 or $0.01 per diluted share for the fourth quarter of the prior fiscal year. For the current fiscal year, net earnings totaled $770,000 or $0.09 per diluted share versus $2.8 million or $0.31 per diluted share for the comparable prior year period. Net earnings for the current fiscal year included a payment of $2.3 million from a DRAM manufacturer related to a settlement agreement that the Company entered into during the second quarter. Prior year net earnings include a gain of $1.9 million from the sale of undeveloped land owned by the Company. The $2.3 million settlement payment is recorded as other income in the Company's financial statements for the year ended April 30, 2007. The $1.9 million gain on sale of the land was recorded as other income in the comparable prior year period.

The Company's backlog at the end of the fourth quarter was $579,000, which compares to $1,028,000 at the end of the third quarter and $964,000 at the end of the prior fiscal year.

Mr. Tarantino concluded, "Our Board of Directors is committed to increasing shareholder value. We believe we have made the changes necessary to be operationally profitable in the new fiscal year. We are further encouraged by the fact that our order rate to date is running ahead of our plan. Our financial condition is strong and we remain highly liquid. Today, the Company's Board of Directors declared a quarterly dividend of $0.06 per common share. The dividend will be payable on June 27, 2007, to shareholders of record as of June 13, 2007."


ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 40 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com


The information provided in this press release may include forward- looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.





                           Financial Tables Follow


                      DATARAM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)



                              Fourth Quarter Ended      Fiscal Year Ended
                                     April 30,               April 30,
                                  2007        2006       2007        2006

Revenues                      $  8,831    $  8,773   $ 38,405    $ 41,795

Costs and expenses:
  Cost of sales                  6,680       6,306     29,411      29,458
  Engineering and development      321         289      1,243       1,136
  Selling, general and
    administrative               2,438       2,244      9,165       9,194
  Stock option expense*             94           0        440           0
                              ________    ________    _______     _______
                                 9,533       8,839     40,259      39,788
                              ________    ________    _______     _______

Earnings (loss)
  from operations                 (702)        (66)    (1,854)      2,007

Other income                       189         181      3,074       2,431
                              ________    ________    _______     _______

Earnings (loss) before
  income taxes                    (513)        115      1,220       4,438

Income tax provision (benefit)    (205)         32        450       1,666
                              ________    ________    _______     _______

Net earnings (loss)           $   (308)   $     83   $    770    $  2,772
                              ========    ========   ========    ========

Net earnings (loss) per share:
  Basic                       $  (0.04)   $   0.01   $   0.09    $   0.33
                              ========    ========   ========    ========
  Diluted                     $  (0.04)   $   0.01   $   0.09    $   0.31
                              ========   =========   ========    ========

Weighted average number
of shares outstanding:
  Basic                          8,644       8,487      8,572       8,447
                              ========   =========   ========    ========
  Diluted                        8,644       8,838      8,804       8,821
                              ========   =========   ========    ========

*Stock option expense is recorded as a component of selling, general, and administrative expenses in the Company's financial statements filed with the Securities and Exchange Commission on Form 10-K.



                      DATARAM CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In thousands)
                                   (Unaudited)



                                        April 30, 2007     April 30, 2006

ASSETS
Current assets
  Cash and cash equivalents             $       14,138     $       14,044

  Trade receivables, net                         4,717              4,893
  Inventories                                    2,121              2,189
  Deferred income taxes                          1,365              1,365
  Note receivable                                1,537              1,537
  Other current assets                             231                 80
                                        _________________________________
    Total current assets                        24,109             24,108

Deferred income taxes                              907              1,176

Property and equipment, net                        784                847

Other assets                                       105                105
                                        _________________________________

Total assets                            $       25,905     $       26,236
                                        =================================

LIABILITIES AN STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                      $        1,597     $        2,057
  Accrued liabilities                              976                653
                                        _________________________________
    Total current liabilities                    2,573              2,710


Stockholders' equity                            23,332             23,526
                                        _________________________________


Total liabilities and
stockholders' equity                    $       25,905     $       26,236
                                        =================================